Exhibit 3.46

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:00 PM 07/06/2000 001342981 – 3255806

CERTIFICATE OF FORMATION

OF

TJADER, L.L.C.

The undersigned, being over the age of 18 years and acting as sole organizer of a limited liability company under the Delaware Limited Liability Company Act (the “Act”), does hereby adopt the following Certificate of Formation for T & H, L.L.C. (the “Company”),

ARTICLE ONE

The name of the limited liability company is TJADER, L.L.C.

ARTICLE TWO

The address of the initial registered office of the Company in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, and the name of its registered agent for service of process required to be maintained by Section 18-104 of the Act in the state is Capitol Services, Inc.

ARTICLE THREE

The management of the LLC is reserved to the members; the name and address of its initial member is;

Spalj Construction Company

County Road 12

12167 County Road 12

Deerwood, MN 56444

ARTICLE FOUR

The name of the sole organizer is Leticia Magaña and the address of the organizer is 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056.

IN WITNESS WHEREOF, I have hereunder set my hand this 26th day of June, 2000.

/s/ Leticia Magaña
Leticia Magaña, Organizer